UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 21, 2005

Date of report (Date of earliest event reported)

PepsiAmericas, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15019	13-6167838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 Dain Rauscher Plaza

60 South Sixth Street

Minneapolis, Minnesota 55402

(Address of principal executive offices, including zip code)

(612) 661-3883

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 21, 2005, our Board of Directors approved an increase in non-employee director compensation.  The Board authorized an increase solely in fees paid per Board or Committee meeting from $1,000 to $2,000.  As a result of this change, our outside directors each receive compensation of approximately $100,000 per year  (assuming attendance at five Board or Committee meetings per year), comprised of the following:  (1) $30,000 annual retainer, paid in equal quarterly installments of $7,500; (2) a restricted stock award valued at $60,000; and (3) a meeting fee of $2,000 per Board or Committee meeting.  This compares to outside director compensation of approximately $95,000 per year prior to the change.  Other fees paid to the Lead Director, directors who serve on the Board’s Committees, and the Chairman of each of the Board’s Committees remain the same as previously disclosed.  For purposes of the meeting fees, Board and Committee meetings held on the same day or consecutive days are considered to be one meeting.  Directors are also reimbursed for reasonable expenses incurred in attending Board and Committee meetings.

ITEM 8.01   OTHER EVENTS

On July 21, 2005, our Board of Directors declared a dividend of $0.085 per share on PepsiAmericas common stock.  The dividend is payable October 3, 2005 to shareholders of record on September 15, 2005.  As previously disclosed, our Board reviews dividend policy on a quarterly basis.  Our Board also approved an increase in our existing share repurchase program by authorizing the repurchase of an additional 20 million shares of common stock.  The company has approximately 138 million shares of common stock currently outstanding.  Such shares may be purchased on the open market or through negotiated transactions.  The authorization is effective immediately and there is no deadline for the execution of such repurchases.  On July 21, 2005, we issued a press release regarding these matters, which appears as Exhibit 99 to this report.  Such press release is incorporated by reference in response to this Item 8.01.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

(c)                                  See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PepsiAmericas, Inc.

Date: July 21, 2005	By:	/s/ Alexander H. Ware
Alexander H. Ware
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99	Press release dated July 21, 2005.